UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 17, 2015

Coeur Mining, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

(Address of Principal Executive Offices)

(312) 489-5800

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On April 17, 2015, Coeur Mining, Inc. (“Coeur”) held a special meeting of stockholders (the “Special Meeting”) in connection with the acquisition of Paramount Gold and Silver Corp. (“Paramount”) as contemplated by the Agreement and Plan of Merger, dated as of December 16, 2014, as amended as of March 3, 2015 (as so amended, the “Merger Agreement”), by and among Coeur, Hollywood Merger Sub, Inc., a wholly-owned subsidiary of Coeur, Paramount and Paramount Nevada Gold Corp, a wholly-owned subsidiary of Paramount that was subsequently merged with and into its direct subsidiary Paramount Gold Nevada Corp. The proposal submitted to Coeur stockholders at the Special Meeting was the approval of the issuance of Coeur’s common stock, par value $0.01 per share, to Paramount stockholders in connection with the acquisition of Paramount pursuant to the Merger Agreement (the “share issuance proposal”).

The share issuance proposal is described in detail in Coeur’s and Paramount’s definitive joint proxy statement/prospectus, which was filed with the Securities and Exchange Commission on March 16, 2015.

The stockholders voted to approve the share issuance proposal. The voting results for the share issuance proposal, including the number of votes cast for or against, and the number of abstentions and broker non-votes, are set forth below.

Proposal 1. Share Issuance Proposal:

For	Against	Abstain	Broker Non-Votes

56,330,668	923,396	95,791	Not Applicable

In connection with the Special Meeting, Coeur also solicited proxies with respect to the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies (the “adjournment proposal”). As there were sufficient votes from Coeur stockholders to approve the share issuance proposal, adjournment of the Special Meeting to solicit additional proxies was unnecessary and the adjournment proposal was not submitted to Coeur stockholders for approval at the Special Meeting.

Coeur and Paramount expect that the acquisition of Paramount contemplated by the Merger Agreement will become effective on April 17, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

Date: April 17, 2015	By:	/s/ Peter C. Mitchell
	Name:	Peter C. Mitchell
	Title:	Senior Vice President and Chief Financial Officer